The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

   Subject to Completion, Pricing Supplement dated February 27, 2008

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 539 to
AMENDMENT NO. 1 TO PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated March , 2008
Rule 424(b)(2)
$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Auto-Callable Securities due April 12, 2011
Linked to the Common Stocks of
The Goldman Sachs Group, Inc., JPMorgan Chase & Co. and Lehman Brothers Holdings Inc.
Unlike ordinary debt securities, the Auto-Callable Securities due April 12, 2011, Linked to the Common Stocks of The Goldman Sachs Group, Inc. JPMorgan Chase & Co. and Lehman Brothers Holdings Inc., which we refer to as the securities, do not pay interest and do not guarantee any return of principal at maturity.  Instead, if the securities have not been subject to automatic redemption, at maturity you will receive for each $10 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the price of the common stocks of The Goldman Sachs Group, Inc., JPMorgan Chase & Co. and Lehman Brothers Holdings Inc., which we refer to generally as Underlying Stocks and individually as GS Stock, JPM Stock and LEH Stock, respectively, over the term of the securities and on the final determination date, and which may be significantly less than the stated principal amount of the securities and could be zero.
•	The stated principal amount and original issue price of each security is $10.
•	We will not pay periodic interest on the securities.
•
If, on any of the determination dates (including the final determination date), the closing price of all three of the Underlying Stocks exceeds its respective closing price on the date we price the securities for initial sale to the public, which we refer to as the initial share price and the pricing date, respectively, the securities will be automatically redeemed for a cash payment on the fifth business day following such determination date, the amount of which will vary as follows:

Determination Date	Date	Payment(1)
#1	October 3, 2008	$11.675 to $11.775 (116.75% to 117.75% of the stated principal amount)
#2	April 3, 2009	$13.350 to $13.550 (133.50% to 135.50% of the stated principal amount)
#3	October 5, 2009	$15.025 to $15.325 (150.25% to 153.25% of the stated principal amount)
#4	April 5, 2010	$16.700 to $17.100 (167.00% to 171.00% of the stated principal amount)
#5	October 5, 2010	$18.375 to $18.875 (183.75% to 188.75% of the stated principal amount)
Final Determination Date	April 5, 2011	$20.050 to $20.650 (200.050% to 206.50% of the stated principal amount)
(1) The actual payment on each determination date will be determined on the pricing date.
•	If the securities have not been earlier redeemed and the closing price at maturity of any of the Underlying Stocks is less than or equal to its respective initial share price, you will receive for each $10 stated principal amount of securities that you hold, an amount of cash equal to:
	º	the $10 stated principal amount, if none of the Underlying stocks has traded at or below its respective trigger price at any time during the observation period (as defined below), or
	º	$10 times the share performance factor of the worst performing Underlying Stock, which will be less than or equal to the stated principal amount of $10, if any of the Underlying Stocks has traded at or below its respective trigger price at any time during the observation period.
		➢	The initial share price for each Underlying Stock will be the closing price of such Underlying Stock on the pricing date.
		➢	The trigger prices for GS Stock, JPM Stock and LEH Stock are , and , respectively, which is in each case 50% of the applicable initial share price.
➢
The share performance factor of the worst performing Underlying Stock will be equal to the lowest of the final share price divided by the initial share price for each of GS Stock, JPM Stock and LEH Stock.

➢
The observation period with respect to each Underlying Stock is the period of regular trading hours on each trading day on which there is no market disruption event with respect to such Underlying Stock, from but excluding the pricing date to and including the final determination date.

•	Investing in the securities is not equivalent to investing directly in any of the Underlying Stocks.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 61747W224.
You should read the more detailed description of the securities in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-10.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER SECURITY

	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per security	$10	$0.25	$9.75
Total	$	$	$
(1)
The securities will be issued at $10 per security and the agent’s commissions will be $0.25 per security; provided that the price to public and the agent's commissions for the purchase by any single investor of between $1,000,000 and $2,999,999 principal amount of securities will be $9.95 per security and $0.20 per security, respectively; for the purchase by any single investor of between $3,000,000 and $4,999,999 principal amount of securities will be $9.925 per security and $0.175 per security, respectively; and for the purchase by any single investor of $5,000,000 or more principal amount of securities will be $9.90 per security and $0.15 per security, respectively.

(2)	For additional information see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY
March      , 2008

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Plan of Distribution.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil  except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kongother than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)     an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)     an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)     a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)     otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Auto-Callable Securities due April 12, 2011 Linked to the Common Stocks of The Goldman Sachs Group, Inc., JPMorgan Chase & Co. and Lehman Brothers Holdings Inc., which we refer to as the securities, we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The return on the securities is linked to the worst performing of the common stocks of The Goldman Sachs Group, Inc., JPMorgan Chase & Co. and Lehman Brothers Holdings Inc., which we refer to generally as the Underlying Stocks and individually as GS Stock, JPM Stock and LEH Stock, respectively.  Investors in the securities must be willing to accept the risk of loss of principal, and also be willing to forgo interest payments and potential returns above the specified returns, in exchange for the opportunity to receive the specified returns if the closing price of all three of the Underlying Stocks are above their respective initial prices on any of the determination dates.

Each security costs $10
We, Morgan Stanley, are offering Auto-Callable Securities due April 12, 2011 Linked to the Common Stocks of The Goldman Sachs Group, Inc., JPMorgan Chase & Co. and Lehman Brothers Holdings Inc., which we refer to as the securities.  The stated principal amount and issue price of each security is $10.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

No guaranteed return of principal; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.  If (i) the securities have not been redeemed prior to maturity, (ii) the final share price for any Underlying Stock is less than its respective initial share price and (iii) any of the Underlying Stocks has traded at or below its respective trigger price at any time on any day during the observation period, we will pay to you an amount in cash per security that is less than the $10 stated principal amount of each security by an amount proportionate to the decrease in the price of the worst performing Underlying Stock.

The initial share prices are: for GS Stock,               , for JPM Stock,             , and for LEH Stock,              , in each case the closing price of the relevant Underlying Stock on the day we price the securities for initial sale to the public, which we refer to as the pricing date.

The final share price for each Underlying Stock will be the closing price of such Underlying Stock on April 5, 2011.
The trigger prices are: for GS Stock, , for JPM Stock, , and for LEH Stock, , in each case 50% of the applicable initial share price.

The observation period with respect to each Underlying Stock is the period of regular trading hours on each trading day on which there is no market disruption event with respect to such Underlying Stock during the period from but excluding the pricing date to and including the final determination date.

The securities will be automatically redeemed as early as October    , 2008 if the closing price of all three of the Underlying Stocks is greater than its respective initial share price on any determination date

If the closing price of all of the Underlying Stocks on any of the first five determination dates is greater than its respective initial share price, the securities will be automatically redeemed for the early redemption payment on the fifth business day following the related determination date.  The early redemption payment will be an amount of cash that will vary depending on the determination date:

•   If the closing price of all three of the Underlying Stocks on October 3, 2008, the first determination date, exceeds its respective initial share price, we will redeem each $10 stated principal amount of securities for $11.675 to $11.775 (corresponding to 116.75% to 117.75% of the stated principal amount, as determined on the pricing date),

•   If the closing price of all three of the Underlying Stocks on April 3, 2009, the second determination date, exceeds its respective initial share price, we will redeem each $10 stated principal amount of securities for $13.350 to $13.550 (corresponding to 133.50% to 135.50% of the stated principal amount, as determined on the pricing date),

•   If the closing price of all three of the Underlying Stocks on October 5, 2009, the third determination date, exceeds its respective initial share price, we will redeem each $10 stated principal amount of securities for $15.025 to $15.325 (corresponding to 150.25% to 153.25% of the stated principal amount, as determined on the pricing date),

•   If the closing price of all three of the Underlying Stocks on April 5, 2010, the fourth determination date, exceeds its respective initial share price, we will redeem the securities for $16.700 to $17.100 (corresponding to 167.00% to 171.00% of the stated principal amount, as determined on the pricing date), or

•   If the closing price of all three of the Underlying Stocks on October 5, 2010, the fifth determination date, exceeds its respective initial share price, we will redeem the securities for $18.375 to $18.875 (corresponding to 183.75% to 188.75% of the stated principal amount, as determined on the pricing date).

Payment at maturity depends on the prices of the Underlying Stocks
At maturity, if the securities have not previously been automatically redeemed, you will receive for each $10 stated principal amount of securities that you hold an amount of cash, which will vary depending upon the prices of the Underlying Stocks over the term of the securities and on the final determination date, equal to:

•   $20.050 to $20.650 (corresponding to 200.050% to 206.50% of the stated principal amount, as determined on the pricing date), if the closing price of all three Underlying Stocks on April 5, 2011, the final determination date, exceeds its respective initial share price,

•   the $10 stated principal amount, if the closing price of any of the Underlying Stocks on the final determination date is less than or equal to its respective initial share price but none of the Underlying Stocks has traded at or below its respective trigger price at any time during the observation period, or

•   $10 times the share performance factor of the worst performing Underlying Stock, which will be less than or equal to the stated principal amount of $10, if the closing price of any of the Underlying Stocks on the final determination date is less than or equal to its respective initial share price and any of the Underlying Stocks has traded at or below its respective trigger price at any time during the observation period;

where, for each Underlying Stock,

share performance factor	=	final share price for Underlying Stock initial share price for Underlying Stock

and

worst performing Underlying Stock	=	the Underlying Stock with the lowest share performance factor

Because the share performance factor of the worst performing Underlying Stock will be less than or equal to 1.0, this payment will be less than or equal to the $10 stated principal amount per security and could be zero.

For purposes of determining whether the closing prices on any determination date are greater than the relevant initial share prices and whether the trading price of any of the Underlying Stocks has decreased to or below its respective trigger price at any time during the observation period, the closing price and the trading price for each Underlying Stock will be adjusted by its respective adjustment factor.  You should read about those adjustments in the sections of this pricing supplement called “Risk Factors—The antidilution adjustments the calculation agent is required to make do not cover every corporate event that can affect the Underlying Stocks,” “Description of Securities— Final Share Price,” “—Determination Closing Price,” “—Trading Price” and “—Antidilution Adjustments.”

Beginning on PS-7, we have provided examples titled “Hypothetical Payouts on the Securities,” which explain in more detail the possible payouts on the securities at each early redemption date and at maturity assuming a variety of hypothetical closing prices for each Underlying Stock on each determination date, including the final determination date.  The table does not show every situation that can occur.

You can review the historical prices of the Underlying Stocks in the section of this pricing supplement called “Description of Securities—Historical Information” starting on PS-30.

If a market disruption event occurs with respect to any Underlying Stock on any determination date or if a scheduled determination date is not a trading day, the closing price on such determination date, only with respect to such Underlying Stock, will be determined on the next trading day on which no market disruption event occurs with respect to such Underlying Stock in accordance with “Description of Securities—Determination Dates.”  If a market disruption event occurs with respect to any Underlying Stock on the final determination date, the postponement of the final determination date for up to five trading days could cause the maturity date of the securities to be postponed in accordance with “Description of Securities—Maturity Date.”

Investing in the securities is not equivalent to investing directly in any of the Underlying Stocks.

Your return on the securities is limited by the early redemption feature and by the maximum payment at maturity
The appreciation potential of the securities is limited by the automatic early redemption feature of the securities and by the maximum payment at maturity regardless of any greater positive performance of any of the Underlying Stocks.  If the securities are redeemed, you may not be able to reinvest at comparable terms or returns.  In addition, the early redemption feature may limit the term of your investment to as short as seven months.

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying your broker.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

MS & Co. will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior securities.  As calculation agent, MS & Co. will determine the closing price of the Underlying Stocks, the trading prices of the Underlying Stocks for purposes of determining whether the trigger prices have been reached, whether the closing price of the Underlying Stocks on any of the first five determination dates is greater than its respective initial share price and therefore, whether the securities will be redeemed following such determination date, whether a market disruption event has occurred with respect to any Underlying Stock, whether to make any adjustments to the adjustment factors for certain corporate events affecting any of the Underlying Stocks that we describe in “Description of Securities—Antidilution Adjustments” and the payment that you will receive at maturity.

Where you can find more information on the securities
The securities are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007.  We describe the basic features of this type of note in the sections of the prospectus and prospectus supplement called “Description of Debt Securities—Fixed Rate Debt Securities” and “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices,” respectively.

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in the securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in equity-linked notes such as the securities may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities—United States Federal Income Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE SECURITIES

The following examples illustrate the payout on the securities for a range of hypothetical closing prices on each of the six determination dates and, to illustrate the effect of the trigger price, a hypothetical trading price on a random observation date on which, for examples 6 – 10, we assume the lowest trading price occurs.  In each case, the share prices in bold indicate that the share price is above its respective initial share price and the share prices in italics and underlined indicate that the share price is at or below its respective trigger price.

These examples are based on the following hypothetical terms:

•	initial share price for GS Stock: $175

•	trigger price for GS Stock: 87.50, which is 50% of the initial share price

•	initial share price for JPM Stock: $43

•	trigger price for JPM Stock: $21.50, which is 50% of the initial share price

•	initial share price for LEH Stock: $54

•	trigger price for LEH Stock: $27, which is 50% of the initial share price

•	early redemption payment:

	º	$11.725 if early redemption occurs in October 2008

	º	$13.450 if early redemption occurs in April 2009

	º	$15.175 if early redemption occurs in October 2009

	º	$16.900 if early redemption occurs in April 2010

	º	$18.625 if early redemption occurs in October 2010

•	payment at maturity if the final share price for all of the Underlying Stocks is greater than its respective initial share price: $20.350

•	stated principal amount (per security): $10

In Examples 1 through 5, the prices of the Underlying Stocks fluctuate over the term of the securities and all three of the Underlying Stocks close above their respective initial share prices on one of the first five determination dates.  However, each example produces a different early redemption payment because the closing price of all three of the Underlying Stocks exceeds its respective initial share price on different determination dates.  Because the closing price for all three of the Underlying Stocks exceeds its respective initial share price on one of the first five determination dates, the securities are automatically redeemed as of the corresponding determination date.  Additionally, Example 6 illustrates that the decline of the trading price of all three of the Underlying Stocks to or below its respective trigger price on a random observation date does not affect the payout if the securities are automatically redeemed on one of the first five determination dates.

Determination Date	Example 1				Example 2				Example 3
	Hypothetical Share Price			Payout	Hypothetical Share Price			Payout	Hypothetical Share Price			Payout
	GS	JPM	LEH		GS	JPM	LEH		GS	JPM	LEH
#1	$176	$48	$62	$11.725	$174	$38	$56	—	$174	$38	$56	—
#2	—	—	—	—	$180	$51	$62	$13.450	$180	$51	$47	—
#3	—	—	—	—	—	—	—	—	$201	$49	$62	$15.175
#4	—	—	—	—	—	—	—	—	—	—	—	—
#5	—	—	—	—	—	—	—	—	—	—	—	—
Random interim date	—	—	—	—	—	—	—	—	—	—	—	—
Early Redemption Amount	$11.725 in October 2008				$13.450 in April 2009				$15.175 in October 2009

Determination Date	Example 4				Example 5				Example 6
	Hypothetical Share Price			Payout	Hypothetical Share Price			Payout	Hypothetical Share Price			Payout
	GS	JPM	LEH		GS	JPM	LEH		GS	JPM	LEH
#1	$174	$38	$56	—	$174	$38	$56	—	$174	$38	$56	—
#2	$180	$51	$47	—	$180	$51	$47	—	$180	$51	$47	—
#3	$201	$49	$52	—	$201	$49	$52	—	$201	$49	$52	—
#4	$190	$58	$72	$16.900	$172	$38	$72	—	$172	$38	$72	—
#5	—	—	—	—	$190	$48	$61	$18.625	$190	$48	$61	$18.625
Random interim date	—	—	—	—	—	—	—	—	$170	$19	$46	—
Early Redemption Amount	$16.900 in April 2010				$18.625 in October 2010				$18.625 in October 2010

In each of Examples 7, 8, 9 and 10, the closing price of at least one of the underlying stocks is less than or equal to its respective initial share price on each of the first through fifth determination dates, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Determination Date	Example 7				Example 8
	Hypothetical Share Price			Payout at Maturity	Hypothetical Share Price			Payout at Maturity
	GS	JPM	LEH		GS	JPM	LEH
#1	$174	$38	$56	—	$174	$38	$56	—
#2	$180	$51	$47	—	$180	$51	$47	—
#3	$201	$49	$52	—	$201	$49	$52	—
#4	$172	$38	$72	—	$172	$38	$72	—
#5	$190	$48	$49	—	$190	$48	$49	—
Final determination date	$191	$48	$61	$20.350	$140	$39	$46	$10.00
Random interim date	$170	$19	$46	—	$140	$38	$44	—
Total Payment at Maturity:	$20.350				$10.00

Determination Date	Example 9				Example 10
	Hypothetical Share Price			Payout at Maturity	Hypothetical Share Price			Payout at Maturity
	GS	JPM	LEH		GS	JPM	LEH
#1	$174	$38	$56	—	$174	$38	$56	—
#2	$180	$51	$47	—	$180	$51	$47	—
#3	$201	$49	$52	—	$201	$49	$52	—
#4	$172	$38	$72	—	$172	$38	$72	—
#5	$190	$48	$49	—	$190	$48	$49	—
Final determination date	$140	$48	$56	$8.00	$70	$48	$56	$4.00
Random interim date	$140	$19	$44	—	$70	$38	$44	—
Total Payment at Maturity:	$8.00				$4.00

•
In Example 7, on the final determination date, the closing price of each Underlying Stock has increased above its respective initial share price and the payment at maturity equals $20.350 per security, representing a 103.50% return on your investment.  Even though the trading price of JPM Stock decreased below its trigger price on the random interim date, the payment at maturity is unaffected because the closing price of all three Underlying Stocks on the final determination date exceeds its respective initial share price (in this case, the payment at maturity would be the same even if the trading price of all three Underlying Stocks had declined to or below its respective trigger price).

•
In Example 8, on the final determination date, the closing price of GS Stock has decreased 20% below its initial share price to $140, the closing price of JPMorgan stock has decreased approximately 10% below its initial share price to $39 and the closing price of LEH Stock has decreased approximately 15% below its initial share price to $46.  However, because none of the Underlying Stocks has traded at or below its respective trigger price at any time during the observation period, the payment at maturity equals $10.00 per security, an amount equal to the $10.00 stated principal amount.

•
In Example 9, on the final determination date, the closing price of Goldman Sachs Group has decreased 20% below its respective initial share price to $140.  Because the trading price of JPM Stock on the random interim date was $19, which is below its respective trigger price of $21.50, the payment at maturity equals the $10 stated principal amount times a share performance factor of 0.80, derived from the performance of the worst performing Underlying Stock, in this case GS Stock, which results in a payment at maturity of $8.00 per security, representing a loss of 20% of the $10.00 stated principal amount, even though (i) the final share price for each of JPM Stock and LEH Stock was above its respective initial share price on the final determination date and (ii) neither Goldman Sachs nor LEH Stock ever traded at or below its respective trigger price.

•	In Example 10, on the final determination date, the closing price of GS Stock has decreased to $70, which is 60% below its initial share price and thus below the trigger price. Because the trading price of GS Stock has decreased below its trigger price and the final share price for GS Stock is below its respective initial share price, the payment at maturity equals the $10 stated principal amount times a share performance factor of 0.4, derived from the performance of the worst performing Underlying Stock, in this case GS Stock. Thus, the payment at maturity equals $4.00 per security, representing a loss of 60% of the $10.00 stated principal amount.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, do not pay interest or guarantee any return of principal at maturity. Investing in the securities is not equivalent to investing directly in any of the Underlying Stocks. This section describes the most significant risks relating to the securities.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest or guarantee return of principal
The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest on the securities or guarantee you the principal amount of the securities at maturity.  Instead, if the securities have not previously been automatically redeemed, at maturity you will receive for each $10 stated principal amount of securities that you hold an amount in cash based on the price of the Underlying Stocks as follows:

•   Only if the final share price of all three of the Underlying Stocks on the final determination date is greater than their respective initial share prices will you receive an amount in cash greater than the stated principal amount at maturity. The payment would be $20.050 to $20.650, to be determined on the pricing date.

•   If the final share price of any of the Underlying Stocks is less than or equal to its respective initial share price but none of the Underlying Stocks has traded at or below its respective trigger price at any time during the observation period, you will receive the $10 stated principal amount per security.  The payment of only the $10 stated principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time.

•   If the final share price of any Underlying Stock is less its respective initial share price and if any of the Underlying Stocks has traded at or below its respective trigger price at any time during the observation period, you will receive an amount in cash that is less than the $10 stated principal amount of each security by an amount proportionate to the decrease in the price of the worst performing Underlying Stock.  In such case, you may suffer a loss of a significant amount, or even all, of your investment in the securities.

See “Hypothetical Payouts on the Securities” on PS-7.

For purposes of determining whether the closing price of an Underlying Stock on any determination date is greater than its respective initial share price and whether the trading price of any Underlying Stock has decreased to or below its respective trigger price at any time during the observation period, the closing prices and the trading prices will be adjusted by the applicable adjustment factor.

Your appreciation potential is limited; securities subject to early redemption
The appreciation potential of the securities is limited by the automatic early redemption feature of the securities and by the maximum payment at maturity regardless of any greater positive performance of the Underlying Stocks.  If the securities are redeemed, you may not be able to reinvest at comparable terms or returns.  In addition, the early redemption feature may limit the term of your investment to as short as seven months.

Investments linked to the performance of individual stocks may be volatile
Individual stocks do not offer any diversification and thus may be more volatile than indices or baskets of stocks.  This relatively higher volatility means that it is more likely that one of the Underlying Stocks will trade at or below its respective trigger price at any time during the observation period than would be the case were the securities linked to the performance of an index or basket.  This may impact your return on your investment.

The existence of three Underlying Stocks increases the likelihood that you will lose money on your investment
Because you will lose money on your investment if the final share price of any of the Underlying Stocks is less than or equal to its respective initial share price share price and any of the Underlying Stocks has traded at or below its respective trigger price at any time during the observation period, the existence of three Underlying Stocks increases, rather than diminishes, the chances of your losing money on your investment over a similar investment linked to the performance of a single Underlying Stock.

There are risks associated with investments in securities linked to the performance of stocks in a single industry
All three of the issuers of the Underlying Stocks are financial institutions.  Due to the similarity of the businesses of the issuers of the Underlying Stocks, adverse economic, market, political or regulatory occurrences affecting one of the Underlying Stocks will likely affect the other two as well.  For instance, interest rate changes will likely affect all three Underlying Stocks because of a common reliance on the availability and cost of capital funds, which can fluctuate significantly when interest rates change.  Given this, if one of the Underlying Stocks has depreciated to a point near its respective trigger price, it is more likely that the other two Underlying Stocks will have also depreciated to points near their respective trigger prices than if the other two Underlying Stocks were from industry sectors whose stock prices are not highly correlated with the stock prices of financial institutions.  In addition, the stock prices of financial institutions have historically been very volatile, with significant stock price fluctuations in response to reported trading losses in proprietary trading businesses, actual or perceived problems in risk management systems, the strength of the merger and acquisitions and capital markets businesses and general economic conditions, among other factors.

Market price of the securities may be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the trading prices of the Underlying Stocks on any day will affect the value of the securities more than any other single factor.  However, because the payout on the securities is only directly correlated to the prices of the Underlying Stocks in certain circumstances, the securities will trade differently from the Underlying Stocks.  Other factors that may influence the value of the securities include:

• the volatility (frequency and magnitude of changes in price) of the Underlying Stocks;
• whether any Underlying Stock has traded at or below its respective trigger price at any time during the observation period;
• interest and yield rates in the market;
• geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the stock markets generally and that may affect the final share prices;
• the time remaining until the next determination date(s) and the maturity of the securities;
• the occurrence of certain corporate events affecting the Underlying Stocks that may or may not require an adjustment to its respective adjustment factor; and
• our creditworthiness.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial loss if on that date the price of any of the Underlying Stocks is at or below its respective initial share price, especially if at any time during the observation period the an Underlying Stock has traded at or below its respective trigger price.

You cannot predict the future performance of the Underlying Stocks based on their historical performance.  The price of one or more of the Underlying Stocks may decrease so that you will receive at maturity a payment that is less than the stated principal amount of the securities by an amount proportionate to the decrease in the price of the worst performing Underlying Stock.  There can be no assurance that the price of all of the Underlying Stocks will have increased on any determination date so that you will receive at maturity or on any earlier redemption date an amount that is greater than the principal amount of your investment.

The securities will not be listed
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. currently intends to act as a market maker for the securities but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the securities.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Morgan Stanley is not affiliated with the issuers of the Underlying Stocks
The issuers of the Underlying Stocks are not affiliates of ours and are not involved with this offering in any way.  Consequently, we have no ability to control the actions of the issuers of the Underlying Stocks, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity.  The issuers of the Underlying Stocks have no obligation to consider your interest as an investor in the securities in taking any corporate actions that might affect the value of your securities.  None of the money you pay for the securities will go to the issuers of the Underlying Stocks

Morgan Stanley may engage in business with or involving the issuers of the Underlying Stocks without regard to your interests
We or our affiliates may presently or from time to time engage in business with the issuers of the Underlying Stocks without regard to your interests, including extending loans to, or making equity investments in, the issuers of the Underlying Stocks or providing advisory services to the issuers of the Underlying Stocks, such as merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about the issuers of the Underlying Stocks.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the issuers of the Underlying Stocks.  These research reports may or may not recommend that investors buy or hold any Underlying Stock.

You have no shareholder rights
Investing in the securities is not equivalent to investing directly in any of the Underlying Stocks.  As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlying Stocks.

The antidilution adjustments the calculation agent is required to make do not cover every corporate event that can affect the Underlying Stocks
MS & Co., as calculation agent, will adjust the amount payable at maturity for certain corporate events affecting the Underlying Stocks, such as stock splits and stock dividends, and certain other corporate actions involving the issuers of the Underlying Stocks, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event that can affect the Underlying Stocks.  For example, the calculation agent is not required to make any adjustments if the issuer of an Underlying Stock or anyone else makes a partial tender or partial exchange offer for such Underlying Stock, nor will adjustments be made following the final determination date.  If an event occurs that does not require the calculation agent to adjust the amount of cash payable at maturity, the price of the securities may be materially and adversely affected.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests
The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the securities.

As calculation agent, MS & Co. will determine the closing prices, the trading prices of the Underlying Stocks for purposes of determining whether the trigger prices have been reached, whether the closing prices of the Underlying Stocks on any of the first five determination dates exceed their respective initial share prices and therefore, whether the securities will be redeemed following such determination date, whether a market disruption event has occurred with respect to any Underlying Stock, whether to make any adjustments to the adjustment factors for certain corporate events affecting the Underlying Stocks and the payment that you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events, may affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of Securities—Market Disruption Event” and “—Antidilution Adjustments.”

The original issue price of the securities includes the agent’s commissions and certain costs of hedging our obligations under the securities.  The subsidiaries through which we hedge our obligations under the securities expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the value of the securities
MS & Co. and other affiliates of ours will carry out hedging activities related to the securities, including trading in the Underlying Stocks, as well as in other instruments related to the Underlying Stocks.  MS & Co. and some of our other subsidiaries also trade the Underlying Stocks and other financial instruments related to the Underlying Stocks on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could affect the price of the Underlying Stocks and, as a result, could increase the price at which the Underlying Stocks must close before you receive a payment at maturity or upon automatic redemption that exceeds the stated principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the prices of the Underlying Stocks on the determination dates and, accordingly, whether we redeem the securities and the amount of cash you will receive at maturity.

Although the U.S. federal income tax consequences of an investment in the securities are uncertain, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Although the U.S. federal income tax consequences of an investment in the securities are uncertain, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, the securities should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the securities, the timing and character of income on the securities might differ significantly.  Indeed, the risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other non-principal protected equity-linked securities.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities.

On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments; it is not clear whether instruments such as the securities would be viewed as similar to the typical prepaid forward contracts described in the notice.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the potential application of the constructive ownership regime and the issues presented by this notice.

You are urged to consult your own tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $10 stated principal amount of our Auto-Callable Securities due April 12, 2011 Linked to the Common Stocks of The Goldman Sachs Group, Inc., JPMorgan Chase & Co. and Lehman Brothers Holdings Inc., which we refer to as the Securities.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	March , 2008

Original Issue Date (Settlement Date)	March , 2008

Underlying Stock	Each of the common stock of The Goldman Sachs Group, Inc. (“GS Stock”), the common stock of JPMorgan Chase & Co. (“JPM Stock”) and the common stock of Lehman Brothers Holdings Inc. (“LEH Stock”).

Maturity Date	April 12, 2011, subject to extension in the event of a Market Disruption Event affecting an Underlying Stock on the final Determination Date.

If, due to a Market Disruption Event or otherwise, the final Determination Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that final Determination Date as postponed.  See “—Determination Dates” below.

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$10 per Security

Original Issue Price
$10 per Security, provided that the price to public for the purchase by any single investor of between $1,000,000 and $2,999,999 principal amount of Securities will be $9.95 per Security; for the purchase by any single investor of between $3,000,000 and $4,999,999 principal amount of Securities will be $9.925 per Security; and for the purchase by any single investor of $5,000,000 or more principal amount of Securities will be $9.90 per Security.

CUSIP Number	61747W224

Denominations	$10 and integral multiples thereof

Early Redemption
If the Determination Closing Price of all three of the Underlying Stocks on any of the first five Determination Dates exceeds its respective Initial Share Price, we will redeem all of the Securities on the fifth Business Day following such Determination Date (in each case, the “Early Redemption Date”) for the Early Redemption Payment.

If, due to a Market Disruption Event or otherwise, any of the first five Determination Dates is postponed so that it falls less than two scheduled Trading Days prior to the applicable scheduled Early Redemption Date, the Early Redemption Date will be the second scheduled Trading Day following that Determination Date as postponed.  See “—Determination Dates” below.

In the event that the Securities are subject to Early Redemption, we shall, or shall cause the Calculation Agent to, (i) on the Business Day following the applicable Determination Date, give notice of the Early Redemption of the Securities and the applicable Early Redemption Payment, including specifying the payment date of the applicable amount due upon the Early Redemption, to the Trustee and to The Depository Trust Company, which we refer to as DTC, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Early Redemption Date.  See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Early Redemption Payment	The Early Redemption Payment will equal:

· $11.675 to $11.775 (corresponding to 116.75% to 117.75% of the Stated Principal Amount, as determined on the Pricing Date) if Early Redemption occurs in October 2008,

· $13.350 to $13.550 (corresponding to 133.50% to 135.50% of the Stated Principal Amount, as determined on the Pricing Date) if Early Redemption occurs in April 2009, or

· $15.025 to $15.325 (corresponding to 150.25% to 153.25% of the Stated Principal Amount, as determined on the Pricing Date) if Early Redemption occurs in October 2009.

· $16.700 to $17.100 (corresponding to 167.00% to 171.00% of the Stated Principal Amount, as determined on the Pricing Date) if Early Redemption occurs in April 2010.

· $18.375 to $18.875 (corresponding to 183.75% to 188.75% of the Stated Principal Amount, as determined on the Pricing Date) if Early Redemption occurs in October 2010.

Payment at Maturity	Unless the Securities have been previously automatically redeemed, you will receive for each $10 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to:

·      $20.050 to $20.650 (corresponding to 200.050% to 206.50% of the Stated Principal Amount, as determined on the Pricing Date), if the Final Share Price of all three of the Underlying Stocks exceeds its respective Initial Share Price, or

·      the $10 Stated Principal Amount, if the Final Share Price of any of the Underlying Stocks is less than or equal to its respective Initial Share Price but the Trading Price of each Underlying Stock has not decreased to or below its respective Trigger Price at any time during the Observation Period.

·      the $10 Stated Principal Amount of each Security times the Share Performance Factor of the Worst Performing Underlying Stock, if the Final Share Price of any Underlying Stock is less than or equal to its respective Initial Share Price and the Trading Price of any Underlying Stock has decreased to or below its respective Trigger Price at any time during the Observation Period.  Because the Share Performance Factor of the Worst Performing Underlying Stock will be less than or equal to 1.0, this payment will be less than or equal to $10 and could be zero.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to DTC of the amount of cash to be delivered with respect to the $10 Stated Principal Amount of each Security on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Initial Share Price	, in the case of GS Stock , , in the case of JPM Stock and LEH Stock, in each case the Closing Price for such Underlying Stock on the Pricing Date.

Final Share Price
For each Underlying Stock, the product of (i) the Closing Price for such Underlying Stock and (ii) the Adjustment Factor for such Underlying Stock, each as determined by the Calculation Agent on the final Determination Date.

Share Performance Factor
The Share Performance Factor for each Underlying Stock equals the Final Share Price for such Underlying Stock divided by the Initial Share Price for such Underlying Stock, as described by the following formula:

final share price for Underlying Stock
initial share price for Underlying Stock

Worst Performing Underlying Stock	The Underlying Stock with the lowest Share Performance Factor.

Trigger Price	, and , for GS Stock , JPM Stock and LEH Stock, respectively, which in each case is 50% of the Initial Share Price for that Underlying Stock.

Determination Closing Price	For each Underlying Stock, the product of (i) the Closing Price for such Underlying Stock and (ii) the Adjustment Factor for such

Underlying Stock, each as determined by the Calculation Agent on any Determination Date prior to the final Determination Date.

Closing Price	The Closing Price for each Underlying Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means:

·      if the Underlying Stock (or any such other security) is listed or admitted to trading on a national securities exchange (other than The NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Underlying Stock (or any such other security) is listed or admitted to trading,

· if the Underlying Stock (or any such other security) is a security of the NASDAQ, the official closing price published by the NASDAQ on such day, or

·      if the Underlying Stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Underlying Stock (or any such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of the Underlying Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.  If a Market Disruption Event (as defined below) occurs with respect to an Underlying Stock (or any such other security) or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for an Underlying Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day for such Underlying Stock only will be the mean, as determined by the Calculation Agent, of the bid prices for such Underlying Stock (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  The term “OTC Bulletin Board Service” will include any successor service thereto.

Trading Price
For each Underlying Stock, the product of (i) the Intraday Price for such Underlying Stock and (ii) the Adjustment Factor for such Underlying Stock, each as determined by the Calculation Agent at any time on any day.

Intraday Price	Intraday Price for each Underlying Stock (or one unit of any other security for which an intraday price must be determined) at any time during any Trading Day (including at the close) means:

·      if such Underlying Stock (or any such other security) is listed or admitted to trading on a national securities exchange (other than the NASDAQ), the most recently reported sale price, regular way, at such time during the principal trading session on such day on the principal national securities exchange registered under the Exchange Act on which such Underlying Stock (or any such other security) is listed or admitted to trading,

·      if such Underlying Stock(or any such other security) is a security of the NASDAQ, the most recently reported sale price, regular way, at such time during the principal trading session on such day quoted by the NASDAQ, or

·      if such Underlying Stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the most recently reported sale price at such time during the principal trading session on the OTC Bulletin Board on such day.

Adjustment Factor	For each Underlying Stock, 1.0, subject to adjustment in the event of certain events affecting such Underlying Stock. See “—Antidilution Adjustments” below.

Observation Period
The period of regular trading hours on each Trading Day during the period from but excluding the Pricing Date to and including the final Determination Date; subject to adjustment for Market Disruption Events, as described in “—Determination Dates” below.

Determination Dates
October 3, 2008, April 3, 2009, October 5, 2009 and April 5, 2010, October 5, 2010 and April 5, 2011, subject to adjustment for non-Trading Days or Market Disruption Events, as described in the following paragraph.

If any scheduled Determination Date is not a Trading Day, the Determination Date will be postponed to the next Trading Day.  In addition, if a Market Disruption Event occurs on the scheduled Determination Date with respect to any Underlying Stock, the Determination Date will be postponed, only with respect to such Underlying Stock, to the next Trading Day on which no Market Disruption Event occurs with respect to such Underlying Stock.  If a Market Disruption Event occurs with respect to the same Underlying Stock on each of five days following the scheduled Determination Date, then that fifth day following the scheduled Determination Date will be the Determination Date with respect to such Underlying Stock notwithstanding such Market Disruption Event and the Calculation Agent will determine the Determination Closing Price or the Final Share Price, as applicable, on such fifth Trading Day in accordance with the third and fourth sentences of “—Closing Price” above.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on New York Stock Exchange LLC (“NYSE”), American Stock Exchange LLC, the NASDAQ, Chicago Mercantile Exchange Inc. and Chicago Board Options Exchange, Incorporated and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the Securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))

Agent	Morgan Stanley & Co. Incorporated (“MS & Co.”)

Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

All dollar amounts related to determination of the amount of cash payable per Security will be made by the Calculation Agent and will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upwards (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Trading Prices, the Determination Closing Prices, the Final Share Prices, any adjustment to the Adjustment Factors for certain extraordinary dividends or corporate events affecting the Underlying Stocks or whether a Market Disruption Event has occurred with respect to any Underlying Stock.  See “—Determination Dates” above and “—Antidilution Adjustments” and “—Market Disruption Event” below.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event
Market Disruption Event means, with respect any Underlying Stock, a suspension, absence or material limitation of trading of such Underlying Stock on the primary market for such Underlying Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such Underlying Stock as a result of which the reported trading prices for such Underlying Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to such Underlying Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on such Underlying Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Underlying Stock and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to such Underlying Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as if the date of acceleration were the final Determination Date; provided, that if the product of the Closing Price and the Adjustment Factor, each as determined on the date of acceleration, for each Underlying Stock exceeds the respective Initial Share Price for such Underlying Stock, the amount declared due and payable per Security shall be an amount calculated as if the date of acceleration were the next succeeding Determination Date.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Antidilution Adjustments
1. If any Underlying Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor for such Underlying Stock will be adjusted to equal the product of the prior Adjustment Factor for such Underlying Stock and the number of shares issued in such stock split or reverse stock split with respect to one share of such Underlying Stock.

2. If any Underlying Stock is subject (i) to a stock dividend (issuance of additional shares of such Underlying Stock) that is given ratably to all holders of shares of such Underlying Stock or (ii) to a distribution of such Underlying Stock as a result of the triggering of any provision of the corporate charter of the issuer of such Underlying Stock, then once the dividend has become effective and such Underlying Stock is trading ex-dividend, the Adjustment Factor for such Underlying Stock will be adjusted so that the new Adjustment Factor for such Underlying Stock shall equal the prior Adjustment Factor for such Underlying Stock plus the product of (i) the number of shares issued with respect to one share of such Underlying Stock and (ii) the prior Adjustment Factor for such Underlying Stock.

3. If the issuer of any Underlying Stock issues rights or warrants to all holders of such Underlying Stock to subscribe for or purchase such Underlying Stock at an exercise price per share less than the Closing Price of such Underlying Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Securities, then the Adjustment Factor for such Underlying Stock will be adjusted to equal the product of the prior Adjustment Factor for such Underlying Stock and a fraction, the numerator of which shall be the number of shares of such Underlying Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Underlying Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of such Underlying Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Underlying Stock which the aggregate offering price of the total number of shares of such Underlying Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the closing price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such closing price.

4. There will be no adjustments to the Adjustment Factor for any Underlying Stock to reflect cash dividends or other distributions paid with respect to such Underlying Stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of paragraph 5 below and Extraordinary Dividends as described below.  A cash dividend or other distribution with respect to any Underlying Stock will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for such Underlying Stock by an amount equal to at least 10% of the Closing Price of such Underlying Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in such Underlying Stock on the primary U.S. organized securities exchange or trading system on which such Underlying Stock is traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend.  If an Extraordinary Dividend occurs with respect to such Underlying Stock, the Adjustment Factor with respect to any Underlying Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Adjustment Factor for such Underlying Stock will equal the product of (i) the then current Adjustment Factor for such Underlying Stock and (ii) a fraction, the numerator of which is the Closing Price of such Underlying Stock on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Price of such Underlying Stock on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.  The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for any Underlying Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such Underlying Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend.  To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive.  A distribution on any

Underlying Stock described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Adjustment Factor for such Underlying Stock pursuant only to clause (i), (iv) or (v) of paragraph 5, as applicable.

5. If (i) there occurs any reclassification or change of any Underlying Stock, including, without limitation, as a result of the issuance of any tracking stock by the issuer of such Underlying Stock, (ii) the issuer of any Underlying Stock or any surviving entity or subsequent surviving entity of the issuer of such Underlying Stock (the “Underlying Stock Issuer Successor”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of any issuer of Underlying Stock or any Underlying Stock Issuer Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) the issuer of any Underlying Stock is liquidated, (v) the issuer of such Underlying Stock issues to all of its shareholders equity securities of an issuer other than such issuer of such Underlying Stock (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spin-off Event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of any Underlying Stock (any such event in clauses (i) through (vi), a “Reorganization Event”), the method of determining whether an Early Redemption has occurred and the amount payable upon an Early Redemption Date or at maturity for each Security will be as follows:

       ·      Upon any Determination Date following the effective date of a Reorganization Event with respect to any Underlying Stock and prior to the final Determination Date: If the Exchange Property Value (as defined below) for such Underlying Stock (an “Affected Stock”) is greater than the Initial Share Price for such Affected Stock and the Closing Price of each other Underlying Stock on such Determination Date is higher than the respective Initial Share Price for such Underlying Stock, the Securities will be automatically redeemed for the Early Redemption Payment on the Early Redemption Date; or

       ·      Upon the final Determination Date, if the Securities have not been previously automatically redeemed: You will receive for each $10 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to:

               o      $20.050 to $20.650 if the Exchange Property Value with respect to each Affected Stock on the final Determination Date is greater than the Initial Share Price of such Affected Stock and the Closing Price of each other Underlying Stock is higher than the respective Initial Share Price for such Underlying Stock, or

o the $10 Stated Principal Amount, if the Exchange Property Value with respect to each Affected Stock on the final Determination Date is less than or equal to the Initial Share Price of such Affected Stock or the Closing Price of any other Underlying Stock is less than the respective Initial Share Price for such Underlying Stock but (x) the Trading Price for each Affected Stock has not decreased to or below its respective Trigger Price at any time during the period of regular trading hours on each Trading Day during the period from but excluding the Pricing Date to but excluding the effective date of the Reorganization Event, (y) the Exchange Property Value for each Affected Stock has not decreased to or below the Trigger Price for such Affected Stock at any time during the period of regular trading hours on each Trading Day during the period from and including the effective date of the Reorganization Event to and including the final Determination Date and (z) the Trading Price for each other Underlying Stock has not decreased to or below the respective Trigger Price for such Underlying Stock at any time during the Observation Period, or

o the $10 Stated Principal Amount of each Security times an amount equal to the lowest of:

                       o     (i) the Exchange Property Value for each Affected Stock on the final Determination Date divided by the Initial Share Price for such Affected Stock if the Exchange Property Value for such Affected Stock on the final Determination Date is less than or equal to the Initial Share Price for such Affected Stock, and

o (ii) the Share Performance Factor for each other Underlying Stock if the Final Share Price for such Underlying Stock is less than or equal to the Initial Share Price for such Underlying Stock,

in each case, if (x) the Trading Price of any Affected Stock has decreased to or below its respective Trigger Price at any time during the period of regular trading hours on each Trading Day during the period from but excluding the Pricing Date to but excluding the effective date of the Reorganization Event for such Affected Stock, (y) the Exchange Property Value for any Affected Stock has decreased to or below the Trigger Price for such Affected Stock at any time during the period of regular trading hours on each Trading Day during the period from and including the effective date of the Reorganization Event to and including the final Determination Date or (z) the Trading Price of any other Underlying Stock has decreased to or below its respective Trigger Price at any time during the Observation Period.

For purposes of determining whether or not the Exchange Property Value for any Affected Stock has decreased to or below its respective Trigger Price at any time on any Trading Day from and including the time of the Reorganization Event to and including the final Determination Date and whether or not the Exchange Property Value is greater or less than or equal to the Initial Share Price for such Affected Stock, (a) “Exchange Property” means securities, cash or any other assets distributed to holders of such Affected Stock in or as a result of any such Reorganization Event, including (i) in the case of the issuance of tracking stock, the reclassified share of such Affected Stock, (ii) in the case of a Spin-off Event, the share of such Affected Stock with respect to which the spun-off security was issued, and (iii) in the case of any other Reorganization Event where such Affected Stock continues to be held by the holders receiving such distribution, such Affected Stock and (b) “Exchange Property Value” means (x) for any cash received in any Reorganization Event, the value, as determined by the Calculation Agent, as of the date of receipt, of such cash received for one share of such Affected Stock, as adjusted by the Adjustment Factor for such Affected Stock at the time of such Reorganization Event, (y) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such Exchange Property received for one share of such Affected Stock, as adjusted by the Adjustment Factor for such Affected Stock at the time of such Reorganization Event and (z) for any security received in any such Reorganization Event, an amount equal to the intraday price, as of the time at which the Exchange Property Value is determined, per share of such security multiplied by the quantity of such security received for each share of such Affected Stock, as adjusted by the Adjustment Factor at the time of such Reorganization Event.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraph 5 above, all references in this pricing supplement to “Underlying Stock” shall be deemed to include the Exchange Property and references to a “share” or “shares” of Underlying Stock shall be deemed to refer also to the applicable unit or units of such Exchange Property, unless the context otherwise requires.

No adjustment to the Adjustment Factor for any Underlying Stock will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor for such Underlying Stock then in effect. The Adjustment Factor for such Underlying Stock resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Adjustment Factors will be made up to the close of business on the final Determination Date.

No adjustments to the Adjustment Factors or method of calculating the Adjustment Factors will be required other than those specified above.  The adjustments specified above do not cover all events that could affect the Trading Price or the Determination Closing Price or the Final Share Price of the Underlying Stocks, including, without limitation, a partial tender or exchange offer for any of the Underlying Stocks.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Adjustment Factors or method of calculating the Adjustment Factors and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the Adjustment Factors or to the method of calculating the amount payable at maturity of the Securities made pursuant to paragraph 5 above upon written request by any investor in the Securities.

The Underlying Stocks;
Public Information
The Goldman Sachs Group, Inc. is an investment banking, securities and investment management firm; JPMorgan Chase & Co. is a financial services holding company; and Lehman Brothers Holdings Inc. provides services in equity and fixed income sales, trading and research, investment banking, asset management, private investment management and private equity.  The Underlying Stocks are registered under the Exchange Act.  Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”).  Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission.  The address of the Commission’s website is http://www.sec.gov. Information provided to or filed with the Commission by The Goldman Sachs Group, Inc., JPMorgan Chase & Co. and Lehman Brothers

Holdings Inc. pursuant to the Exchange Act can be located by reference to Commission file numbers 001-14965, 001-05805 and 001-09466, respectively.  In addition, information regarding the issuers of the Underlying Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Securities offered hereby and does not relate to the Underlying Stocks or other securities of the issuers of the Underlying Stocks.  We have derived all disclosures contained in this pricing supplement regarding the issuers of the Underlying Stocks from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Securities, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Underlying Stocks.  Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding the issuers of the Underlying Stocks is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading prices of the Underlying Stocks have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Underlying Stocks could affect the value received at maturity with respect to the Securities and therefore the trading prices of the Securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Underlying Stocks.

We and/or our affiliates may presently or from time to time engage in business with the issuers of the Underlying Stocks, including extending loans to, or making equity investments in, the issuers of the Underlying Stocks or providing advisory services to the issuers of the Underlying Stocks, including merger and acquisition advisory services.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the issuers of the Underlying Stocks, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the issuers of the Underlying Stocks, and these reports may or may not recommend that investors buy or hold the Underlying Stocks.  As a prospective purchaser of a Security, you should undertake an independent investigation of the issuers of the Underlying Stocks as in your judgment is appropriate to make an informed decision with respect to an investment in the Underlying Stocks.

Historical Information
The following tables set forth the published high and low Closing Prices, as well as end-of-quarter Closing Prices, for each quarter in the period from January 1, 2005 through February 26, 2008 for each of the Underlying Stocks.  The graphs following the tables set forth the historical intraday highs, lows and closes of each of the Underlying Stocks for the period from January 1, 2005 through February 26, 2008.  The Closing Prices on February 26, 2008 were $172.70, $43.72 and $56.84 for GS Stock, JPM Stock and LEH Stock, respectively.  We obtained the information in the tables below from Bloomberg Financial Markets, without independent verification.  The historical prices of the Underlying Stocks should not be taken as an indication of future performance, and no assurance can be given as to the prices of the Underlying Stocks on the Determination Dates or at any time during the Observation Period.

The Trading Price for any Underlying Stock may decrease to or below the Trigger Price at any time during the Observation Period and one or more of the Underlying Stocks may close on the final Determination Date below its respective Initial Share Price so that the Payment at Maturity will be less than the Stated Principal Amount of the Securities.  We cannot give you any assurance that the price of all three of the Underlying Stocks will increase so that at maturity or upon an early redemption you will receive a payment in excess of the Stated Principal Amount of the Securities.  Your return is linked to the prices of the Underlying Stocks on the Determination Dates and during the Observation Period.

If the Securities have not previously been automatically redeemed, and the Trading Price of any of the Underlying Stocks has decreased to or below its specified Trigger Price at any time during the Observation Period and the Final Share Price of any of the Underlying Stocks is less than its respective Initial Share Price, you will lose money on your investment by an amount proportionate to the decline in the Worst Performing Underlying Stock.

GS Stock Historical High, Low and Period End Closing Values January 1, 2005 through February 26, 2008
GS Stock	High	Low	Period End
2005
First Quarter	112.80	102.86	109.99
Second Quarter	113.53	95.50	102.02
Third Quarter	121.58	102.71	121.58
Fourth Quarter	134.12	113.18	127.71
2006
First Quarter	156.96	127.04	156.96
Second Quarter	168.55	138.50	150.43
Third Quarter	170.00	140.10	169.17
Fourth Quarter	205.10	170.69	199.35
2007
First Quarter	220.94	190.00	206.63
Second Quarter	233.64	205.65	216.75
Third Quarter	224.55	164.90	216.74
Fourth Quarter	247.92	201.51	215.05
2008
First Quarter (through February 26, 2008)	207.78	172.70	172.70

GS Stock Intraday Highs, Lows and Closes January 1, 2005 to February 26, 2008

JPM Stock Historical High, Low and Period End Closing Values January 1, 2005 through February 26, 2008
JPM Stock	High	Low	Period End
2005
First Quarter	39.15	34.58	34.60
Second Quarter	36.26	33.77	35.32
Third Quarter	35.86	33.58	33.93
Fourth Quarter	40.20	33.27	39.69
2006
First Quarter	42.11	38.05	41.64
Second Quarter	46.65	39.95	42.00
Third Quarter	47.22	40.71	46.96
Fourth Quarter	48.95	46.01	48.30
2007
First Quarter	51.65	46.70	48.38
Second Quarter	53.20	48.24	48.45
Third Quarter	50.05	43.00	45.82
Fourth Quarter	47.58	40.46	43.65
2008
First Quarter (through February 26, 2008)	48.25	39.17	43.72

JP Morgan Stock Intraday Highs, Lows and Closes January 1, 2005 to February 26, 2008

LEH Stock Historical High, Low and Period End Closing Values January 1, 2005 through February 26, 2008
LEH Stock	High	Low	Period End
2005
First Quarter	48.10	42.93	47.08
Second Quarter	49.64	43.78	49.64
Third Quarter	58.47	49.47	58.24
Fourth Quarter	66.42	53.09	64.09
2006
First Quarter	74.36	64.07	72.27
Second Quarter	78.01	59.42	65.15
Third Quarter	74.55	59.97	73.86
Fourth Quarter	78.65	71.39	78.12
2007
First Quarter	85.80	70.02	70.07
Second Quarter	81.30	69.16	74.52
Third Quarter	74.86	51.57	61.73
Fourth Quarter	65.65	55.96	65.44
2008
First Quarter (through February 26, 2008)	66.00	53.25	56.84

LEH Stock Intraday Highs, Lows and Closes January 1, 2005 to February 26, 2008

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The Original Issue Price of the Securities includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Securities by taking positions in the Underlying Stocks, in options contracts on the Underlying Stocks listed on major securities markets, or positions in other available securities or instruments.  Such activity could increase the Closing Prices of the Underlying Stocks on the Pricing Date, and therefore could effectively increase the amount by which the Underlying Stocks must increase on the Determination Dates before you would receive upon an early redemption or at maturity a payment that exceeds the Stated Principal Amount of the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Determination Dates, by purchasing and selling the Underlying Stocks, options contracts on the Underlying Stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on one or more Determination Dates.  We cannot give any assurance that our hedging activities will not affect the price of the Underlying Stocks and, therefore, adversely affect the value of the Securities or the payment that you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the Aggregate Principal Amount of Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $9.95 per security and the agent’s commissions will be $0.20 per security for the purchase by any single investor of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of Securities, the price will be $9.925 per security and the agent’s commissions will be $0.175 per security for the purchase by any single investor of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of Securities and the price will be $9.90 per security and the agent’s commissions will be $0.15 per security for the purchase by any single investor of greater than or equal to $5,000,000 principal amount of Securities.  The Agent may allow a concession not in excess of the applicable sales commission to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG; provided that concessions allowed to dealers in connection with the offering may be reclaimed by the Agent, if, within 30 days of the offering, the Agent repurchases the Securities distributed by such dealers.  After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Securities against payment therefor in New York, New York on March      , 2008, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Securities.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Securities more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or of the Underlying Stocks.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market after the offering.  A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities.  Finally, the Agent expects to reclaim any selling concessions allowed to a dealer for distributing the Securities in the offering, if within 30 days of the offering the Agent repurchases previously distributed Securities in transactions to cover short positions or to stabilize the price of the Securities or otherwise.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and manot be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)    a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ERISA Matters for Pension Plans
and Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing the Securities on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company). Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above. The sale of any Securities to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Income Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

• purchase the Securities at their “issue price”; and

• will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;
• insurance companies;
• dealers in securities;
• investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction or those who hold the Securities as part of a constructive sale transaction;
• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;
• persons subject to the alternative minimum tax;
• nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or
• Non-U.S. Holders, as defined below, for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances. As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. Persons considering the purchase of the Securities are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Each Security should be treated as asingle financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein. Indeed, the risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other non-principal-protected equity-linked securities. Accordingly, you are urged to consult your own tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including alternative characterizations of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization and treatment of a Security as an open transaction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• a citizen or resident of the United States;

• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization and treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale, exchange or early redemption as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities will equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange, Early Redemption or Settlement of the Securities. Upon a sale, exchange or early redemption of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, early redemption or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged, redeemed or settled. Any gain or loss should be long-term capital gain or loss if the holding period of the securities is more than one year at the time of sale, exchange, or settlement, and short-term capital gain or loss otherwise. Therefore, such

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capital gain or loss should be short-term if the issuer calls the Securities at the first determination date.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization or treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Security under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). Indeed, the risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other non-principal-protected equity-linked securities.

If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative federal income tax characterizations of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities. Accordingly, prospective investors are urged to consult their own tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the Securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

“Non-U.S. Holder” does not include an individual present in the United States for 183 days or more in the taxable year of disposition of a Security. Such holder is urged to consult his or her own tax advisers regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a Security.

Tax Treatment upon Sale, Exchange or Settlement of a Security

In general. Assuming the characterization and treatment of the Securities as set forth above is respected, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect. Accordingly, you should consult your tax adviser regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, are urged to consult their own tax advisers regarding the U.S. federal estate tax consequences of investing in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of a Security ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of a Security ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.